Exhibit 99.1

NEWS FROM

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS SECOND QUARTER 2004 RESULTS

•                  Cable Television Revenue up 17%; Adjusted Operating Cash Flow up 24%

•                  Rainbow Media Core Networks Revenue up 56%; Adjusted Operating Cash Flow up 55%

•                  Strong Revenue Generating Unit Growth - up 21%

•                  2004 Outlook Increased

Bethpage, N.Y., August 9, 2004 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter 2004.

Consolidated Results

Consolidated second quarter net revenues increased 25% to $1.2 billion compared to the prior year period, based on continued strong growth at both Telecommunications Services and Rainbow Media’s Core Networks.  Consolidated operating income totaled $159.1 million compared to operating income of $26.2 million in the prior year period.  Consolidated adjusted operating cash flow for the quarter increased 48% to $435.4 million compared to the year-earlier period.  The increases in operating income and adjusted operating cash flow were driven by revenue increases at Telecommunications Services and Rainbow Media’s Core Networks as well as $106.1 million of one-time payments and credits at Madison Square Garden, partially offset by costs associated with the launch of VOOM, the company’s direct broadcast satellite service.  Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization, excluding employee stock plan charges or credits and restructuring charges or credits.  Please refer to page 4 for a discussion of our use of AOCF as a non-GAAP financial measure and page 6 for a reconciliation of AOCF to operating income (loss) and net income (loss).

Cablevision President and CEO James L. Dolan commented:  “For the second quarter, Cablevision’s video, high-speed data, voice and Lightpath businesses generated excellent results, reporting a 17% increase in net revenues.  Our ongoing success in strengthening our customer relationships is enhanced by our ability to offer our suite of advanced digital services across our entire footprint.  In the second quarter, we led the cable industry in the growth of high-speed data, ending June with a 27% penetration rate.  Cablevision has also achieved, in a short period, a nearly 40% penetration rate for digital video and enjoys enthusiastic consumer response to our digital voice offering, which added 44,200 customers in the second quarter.”

Mr. Dolan continued:  “Rainbow Media’s core networks continued to achieve outstanding results in the second quarter with a net revenue increase of 56%, driven largely by increases in both affiliate fee revenue and advertising revenue.”

Mr. Dolan continued: “In the second quarter, Cablevision continued to make steady progress on our plan to spin off Rainbow DBS and Rainbow Media’s three national networks.  Last week we launched the financing for the new entity and we expect to close that financing shortly.”

Telecommunications Services – Cable Television and Lightpath

For Telecommunications Services, which includes our cable television consumer services and Lightpath business services, second quarter 2004 net revenues rose 17% to $775.2 million and operating income increased 76% to $109.9 million, both compared to the prior year period.  AOCF increased 21% to $309.3 million compared to the year-earlier period.

Cable Television – Consumer Services

Cable Television, comprised of analog and digital video, high-speed data (HSD), voice and R&D/Technology, recorded second quarter net revenues of $730.4 million, up 17% compared to the prior year period.  Operating income increased 82% to $113.0 million and AOCF rose 24% to $292.7 million, each compared to the year-earlier period.  Operating income and AOCF include $8.4 million in expense in the 2003 period and a $1.2 million credit in the 2004 period relating to legal and indemnification charges associated with the agreement with the YES Network.  The increases in revenue, operating income, and AOCF reflect continued strong consumer demand for the company’s digital video, high-speed data, and voice services.

Highlights include:

•                  5,421,560 Revenue Generating Units, up 211,580 or 4% from March 2004 and up 924,530 or 21% from the prior year period

•                  iO: Interactive Optimum digital video customers up 109,990 from March 2004 to 1,165,710

•                  Optimum Online HSD customers up 50,110 from March 2004 to 1,179,040

•                  Optimum Voice customers up 44,235 from March 2004 to 115,050

•                  Basic video subscribers increased 7,490 from March 2004

•                  Total cable television revenue per basic video customer up 18% to $82.60 from $70.23 in the prior year period

•                  VOD/SVOD revenue of $5.10 per digital subscriber per month, up 30% from the prior year period’s $3.91

•                  A 24% increase in advertising revenue from the prior year period

•                  AOCF margin of 40.1% for the second quarter 2004

Lightpath - Business Services

For the second quarter, Lightpath reported $49.8 million in net revenues, a 9% increase compared to the prior year period.  This growth was primarily attributable to a 47% increase in the number of Business Class Optimum Online customers and a 10% increase in fiber-based transport services, partially offset by a 57% decline in access revenue, primarily due to an FCC mandated reduction in local and long-distance access rates. Lightpath also reported an operating loss of $3.1 million in the second quarter 2004 compared to an operating profit of $0.4 million in the prior year period.  AOCF decreased 19% in the second quarter 2004 to $16.6 million compared to the year-earlier period due to several one-time items.

Rainbow Media’s Core Networks

Rainbow Media’s Core Networks (AMC, IFC (The Independent Film Channel), WE: Women’s Entertainment and Consolidated Regional Sports) second quarter net revenues increased 56% to $237.4 million.  For the second quarter of 2004, operating income increased 44% to $70.7 million and AOCF increased 55% to $90.8 million, each compared to the year-earlier period.  The consolidation of Fox Sports Net Chicago and Bay Area in 2004 and strong increases in advertising and affiliate revenues contributed to the solid revenue, operating income and adjusted operating cash flow results.

AMC/IFC/WE

Second quarter 2004 net revenues increased 18% to $129.5 million, operating income increased 11% to $42.9 million and AOCF increased 29% to $58.5 million, each compared to the year-ago period.  Second quarter growth was primarily due to a 48% increase in advertising revenue over the prior year period and higher affiliate revenue from gains in the number of AMC, WE and IFC viewing subscribers from June 2003 of 3%, 7% and 18%, respectively.

Consolidated Regional Sports

Consolidated Regional Sports is comprised of Fox Sports Net Florida, Fox Sports Net Ohio, Fox Sports Net Chicago and Fox Sports Net Bay Area (Chicago and Bay Area were consolidated effective December 12, 2003 and are 60% owned by Rainbow).  Second quarter 2004 net revenues rose to $107.9 million from $42.9 million in the prior year period.  Second quarter 2004 operating income increased to $27.7 million from $10.3 million and AOCF increased to $32.4 million from $13.4 million, both compared to the prior year period.  Pro forma to reflect the consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area in 2003, net revenue would have increased 14% and AOCF would have increased 36%.  The strong second quarter results were attributable to higher advertising revenue and higher affiliate revenue reflecting a 3.9% increase in viewing subscribers from June 2003.

Developing Programming/Other

Developing Programming/Other consists of Mag Rack, fuse, Rainbow Network Communications, News 12 Networks, MetroChannels, Rainbow Advertising Sales Corp., IFC Entertainment and other Rainbow start-up ventures.  Second quarter net revenues increased 42% to $59.3 million and the operating loss for the quarter declined to $20.0 million compared to an operating loss of $33.3 million for the year-earlier period.  The AOCF deficit for the quarter totaled $7.8 million compared to an AOCF deficit of $18.8 million for the prior year period.  The higher revenue and lower AOCF deficit were attributable to: increases in advertising and affiliate revenues at fuse, resulting from a 16% increase from June 2003 in the number of fuse viewing subscribers; revenue growth at IFC Films resulting from theatrical releases, including the co-distribution of “Fahrenheit 9/11”, and higher home video sales; and lower expense levels at several of the programming services as a result of reductions in certain operating expenses implemented in 2003.

Madison Square Garden

Madison Square Garden’s businesses include: MSG Network, Fox Sports Net New York, the New York Knicks, the New York Rangers, the New York Liberty, the MSG Arena complex and Radio City Music Hall.  Madison Square Garden’s second quarter revenue increased 25% to $165.8 million.  Operating income for the second quarter totaled $107.7 million compared to an operating loss of $9.3 million in the prior year period.  Second quarter AOCF was $119.9 million compared to AOCF of $9.2 million in the prior year period.  The second quarter operating income and AOCF include the recognition of a $54.0 million payment received from the New York Mets (related to the exercise of a termination option under their rights agreement, effective for the 2006 season) and the related reversal of a $41.8 million purchase accounting liability.  Additionally, the quarter includes a one-time expansion payment from the NBA of $10.3 million, which is recorded in net revenue.  Excluding these one-time items, second quarter net revenues would have grown 17% and AOCF would have grown $4.7 million or 49%, driven by playoff revenue from the Knicks and more event bookings.

Rainbow DBS – VOOM

As of June 30, 2004, Rainbow DBS had approximately 25,000 activated VOOM customers.  For the second quarter of 2004, Rainbow DBS reported net revenues of $2.7 million, consisting primarily of subscription revenue, as well as sales and rental income associated with satellite receivers and related equipment.  No revenues were recorded for the same period in 2003, as the service had not yet launched.  The operating loss for the second quarter totaled $81.5 million compared to an operating loss of $3.6 million in the year-earlier period.  The AOCF deficit for the second quarter 2004 was $71.8 million compared to $3.5 million in the year-earlier period.  The operating loss and AOCF deficit were primarily attributable to subscriber acquisition costs, content development costs for the VOOM high definition channels, and general and administrative expenses.

Theatres

For the second quarter, Clearview Cinemas’ net revenue totaled $19.4 million, a 13% decline compared to $22.2 million in the prior year period.  The operating loss for the second quarter was $1.8 million compared to operating income of $0.3 million in the prior year period.  The AOCF for the second quarter was $0.2 million compared to $2.4 million in the prior year period.

Recent Developments

In July, the company reached an agreement with Quadrangle Capital Partners LP regarding the redemption of its Series A Preferred Stock.  The company will redeem the Series A Preferred Stock with a cash payment of $150.3 million on August 9, 2004.

2004 Outlook

The company affirms and revises the previously issued 2004 guidance as outlined in the table below.  Due to the proposed offering of securities by the company’s Rainbow National Services subsidiary, guidance for Rainbow Media’s National Networks (AMC/IFC/WE) is not addressed.

Telecommunications	Previous	Revised
Basic video subscribers	Up approximately 0.5%	Unchanged
Revenue generating unit (RGU) net additions	850,000 to 900,000	875,000 to 925,000
Total revenue	+ 12% to 14%	+ 13% to 15%
Adjusted operating cash flow	+ 13% to 15%	+ 14% to 16%
Capital expenditures, Telecommunications and corporate	Approximately $600 million	Unchanged
Free cash flow	Positive in Q4	Unchanged
	Modestly negative full year 04	Unchanged

Rainbow Media
Consolidated Regional Sports
Total revenue	+ 4% to 6%	+ 6% to 8%
Adjusted operating cash flow	+ 18% to 20%	+ 28% to 30%
Total revenue, as adjusted *	+ 2% to 3%	+ 4% to 5%
Adjusted operating cash flow, as adjusted *	+10% to 12%	+ 20% to 22%

Rainbow Developing
Adjusted operating cash flow deficit	Approximately $70 million	Approximately $50 million

Other
Adjusted operating cash flow deficit	Approximately $40 million	Unchanged

*	Adjusted to give effect to retroactive affiliate settlements.

Note:	2004 guidance for revenue and adjusted operating cash flow treats the acquisition of Fox Sports Net Chicago and Fox Sports Net Bay Area as though both were consolidated on January 1, 2003.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares, the settlement of an obligation that will not be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  The company believes adjusted operating cash flow is an appropriate measure for evaluating the operating performance of its business segments and the company on a consolidated basis.  Adjusted operating cash flow and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use revenue and adjusted operating cash flow measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  Adjusted operating cash flow should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance presented in accordance with generally accepted accounting principles (“GAAP”).  Since adjusted operating cash flow is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of adjusted operating cash flow to operating income, please see page 6 of this release.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies.  Its cable television operations serve more than 3 million households in the New York metropolitan area.  The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television offering, Optimum Online high-speed Internet service, Optimum Voice digital voice-over-cable service, and its Lightpath integrated business communications services.  Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE and other national and regional networks.  Rainbow also is a 50 percent partner in Fox Sports Net.  In 2003, Cablevision’s Rainbow DBS launched its VOOM satellite service, the first service to offer a comprehensive array of high-definition (HD) television programming.  In addition to its telecommunications and programming businesses, Cablevision is the controlling owner of Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty.  The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	John Bier
	Senior Vice President	Senior Vice President
	Media and Community Relations	And Treasurer
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 2Q 2004 earnings announcement will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 935-8507

Conference call replay number (973) 341-3080/ pin #4960349 until August 16, 2004

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003 (a)	2004	2003 (a)
Revenues, net	$1,212,264	$973,147	$2,399,401	$1,974,098

Adjusted operating cash flow	$435,397	$293,600	$703,142	$584,377
Stock plan income (expense)	857	(13,209)	(10,144)	(20,192)
Restructuring charges	(599)	(7,883)	(3,389)	(3,419)
Operating income before depreciation and amortization	435,655	272,508	689,609	560,766
Depreciation and amortization	276,584	246,347	540,103	503,035
Operating income	159,071	26,161	149,506	57,731

Other income (expense):
Interest expense, net (b)	(180,138)	(129,810)	(356,325)	(253,640)
Equity in net income (loss) of affiliates	1,875	448,881	(1,115)	440,698
Gain (loss) on investments, net	(30,808)	150,663	(16,186)	158,048
Loss on derivative contracts, net	(57,059)	(115,543)	(55,672)	(126,251)
Loss on extinguishment of debt	(72,495)	—	(72,495)	—
Minority interests	(55,203)	(57,155)	(50,868)	(112,696)
Other items, net	(4,597)	(904)	(6,333)	(2,192)
Income (loss) from continuing operations before income taxes	(239,354)	322,293	(409,488)	161,698
Income tax benefit (expense)	57,248	(162,182)	115,648	(132,965)
Income (loss) from continuing operations	(182,106)	160,111	(293,840)	28,733
Loss from discontinued operations, net of taxes	(5,005)	(1,764)	(5,815)	(21,708)
Income (loss) before extraordinary item	(187,111)	158,347	(299,655)	7,025
Extraordinary loss on investment, net of taxes	—	—	(7,436)	—
Net income (loss)	$(187,111)	$158,347	$(307,091)	$7,025

INCOME (LOSS) PER SHARE:

Basic net income (loss) per share:

Income (loss) from continuing operations	$(0.63)	$0.55	$(1.02)	$0.10

Loss from discontinued operations	$(0.02)	$(0.01)	$(0.02)	$(0.08)

Extraordinary loss	$—	$—	$(0.03)	$—

Net income (loss)	$(0.65)	$0.54	$(1.07)	$0.02

Basic weighted average common shares (in thousands)	287,004	286,650	286,923	284,210

Diluted net income (loss) per share:

Income (loss) from continuing operations	$(0.63)	$0.54	$(1.02)	$0.10

Loss from discontinued operations	$(0.02)	$(0.01)	$(0.02)	$(0.08)

Extraordinary loss	$—	$—	$(0.03)	$—

Net income (loss)	$(0.65)	$0.54	$(1.07)	$0.02

Basic weighted average common shares (in thousands)	287,004	288,977	286,923	286,286

(a)                      Results for the 2003 period have been restated to reflect the impact of amounts that were improperly recorded in 2002 and earlier periods and certain other adjustments.

(b)                     Includes a $17.0 million and $60.6 million reclassification of dividends on CSC Holdings’ Series H and Series M Redeemable Preferred Stock for the three and six months ended June 30, 2004, respectively, as a result of the implementation of Statement of Financial Accounting Standards No. 150 as of July 1, 2003.

ADJUSTMENTS TO OPERATING INCOME

The following is a description of the adjustments to operating income included in this earnings release:

•                  Depreciation and amortization.  This adjustment eliminates depreciation and amortization in all periods.

•                  Stock plan income (expense).  This adjustment eliminates the income or expense associated with vesting, and marking to market, of variable stock options, stock appreciation rights granted under our employee stock option plan and charges related to the issuance of restricted shares.

•                  Restructuring charges.  This adjustment eliminates the charges recorded that are associated with costs related to the elimination of positions, facility realignment and other related costs in all periods.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

	Actual June 30, 2004

Cash	$254,641

Bank debt	$2,415,374
Collateralized indebtedness	1,645,195
Senior notes and debentures	5,693,163
Senior subordinated debentures	250,000
Notes payable	150,000
Capital lease obligations	76,418
Exchangeable preferred stock	80,001
Debt and preferred stock	$10,310,151

LEVERAGE

Debt and preferred stock	$10,310,151
Less: collateralized indebtedness (1) and cash	1,899,836
Net debt	$8,410,315

	Ratio
Consolidated net debt/adjusted operating cash flow (2)	6.0	x
Restricted Group leverage (Bank Test)	5.1	x
CSC Holdings Notes and debentures ratio (3)	5.1	x
Cablevision debentures ratio (4)	6.3	x

(1)                      Collateralized indebtedness is excluded for the purpose of the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.

(2)                      Adjusted operating cash flow is annualized based on the quarterly results, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(3)                      Reflects debt to cash flow ratio applicable under indentures pursuant to which the CSC Holdings notes and debentures were issued.  The annualized AOCF (as defined) used in the Restricted Group bank leverage test and for the CSC Holdings indentures test was $1,243,670.

(4)                      Reflects debt to cash flow ratio under the $1.5 billion Cablevision senior notes issued in April 2004.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

NET REVENUES

	Three Months Ended June 30,		%
	2004	2003 (a)	Change

Cable Television – Consumer Services	$730,376	$623,703	17.1%
Lightpath – Business Services.	49,792	45,496	9.4%
Eliminations (b)	(4,991)	(4,180)	(19.4)%
Total Telecommunications	775,177	665,019	16.6%
AMC/IFC/WE	129,539	109,798	18.0%
Consolidated Regional Sports	107,898	42,854	151.8%
Subtotal Core Networks	237,437	152,652	55.5%
Developing/Other	59,334	41,816	41.9%
Eliminations (b)	(5,099)	(6,073)	16.0%
Total Rainbow	291,672	188,395	54.8%
MSG	165,820	133,194	24.5%
Rainbow DBS	2,687	—	—
Theatres	19,397	22,158	(12.5)%
Eliminations (c)	(42,489)	(35,619)	(19.3)%
Total Cablevision	$1,212,264	$973,147	24.6%

NET REVENUES

	Six Months Ended June 30,		%
	2004	2003 (a)	Change

Cable Television – Consumer Services	$1,427,683	$1,218,322	17.2%
Lightpath – Business Services	96,871	88,808	9.1%
Eliminations (b)	(9,309)	(8,307)	(12.1)%
Total Telecommunications	1,515,245	1,298,823	16.7%
AMC/IFC/WE	255,719	214,069	19.5%
Consolidated Regional Sports	204,102	78,399	160.3%
Subtotal Core Networks	459,821	292,468	57.2%
Developing/Other	109,546	84,599	29.5%
Eliminations (b)	(14,283)	(11,848)	(20.6)%
Total Rainbow	555,084	365,219	52.0%
MSG	370,337	341,600	8.4%
Rainbow DBS	3,701	—	—
Theatres	36,876	40,745	(9.5)%
Eliminations (c)	(81,842)	(72,289)	(13.2)%
Total Cablevision	$2,399,401	$1,974,098	21.5%

(a)                      Net revenues for 2003 have been restated to reflect the impact of adjustments resulting from the investigation.

(b)                     Represents intra-segment revenues.

(c)                      Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow (b)
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2004	2003 (a)	Change	2004	2003 (a)	Change

Cable Television – Consumer Services	$112,986	$61,949	82.4%	$292,741	$235,767	24.2%
Lightpath – Business Services	(3,120)	393	—	16,558	20,513	(19.3)%
Total Telecommunications	109,866	62,342	76.2%	309,299	256,280	20.7%
AMC/IFC/WE	42,931	38,725	10.9%	58,487	45,343	29.0%
Consolidated Regional Sports	27,742	10,272	170.1	32,358	13,427	141.0%
Subtotal Core Networks	70,673	48,997	44.2%	90,845	58,770	54.6%
Developing/Other	(19,989)	(33,283)	39.9%	(7,760)	(18,757)	58.6%
Total Rainbow	50,684	15,714	—	83,085	40,013	107.6%
MSG	107,655	(9,255)	—	119,866	9,152	—
Rainbow DBS	(81,521)	(3,565)	—	(71,812)	(3,492)	—
Theatres	(1,750)	337	—	223	2,364	(90.6)%
Other (c)	(25,863)	(39,412)	34.4%	(5,264)	(10,717)	50.9%
Total Cablevision	$159,071	$26,161	—	$435,397	$293,600	48.3%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow (b)
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2004	2003 (a)	Change	2004	2003 (a)	Change

Cable Television – Consumer Services	$201,387	$112,654	78.8%	$550,720	$463,505	18.8%
Lightpath – Business Services	(6,718)	(3,170)	(111.9)%	33,626	35,664	(5.7)%
Total Telecommunications	194,669	109,484	77.8%	584,346	499,169	17.1%
AMC/IFC/WE	87,208	76,818	13.5%	119,160	89,598	33.0%
Consolidated Regional Sports	49,404	17,100	188.9%	59,070	23,140	155.3%
Subtotal Core Networks	136,612	93,918	45.5%	178,230	112,738	58.1%
Developing/Other	(44,373)	(66,290)	33.1%	(18,969)	(38,021)	50.1%
Total Rainbow	92,239	27,628	—	159,261	74,717	113.2%
MSG	72,902	(11,103)	—	100,044	23,305	—
Rainbow DBS	(136,328)	(5,303)	—	(116,776)	(5,142)	—
Theatres	(3,795)	(383)	—	135	3,477	(96.1)%
Other (c)	(70,181)	(62,592)	(12.1)%	(23,868)	(11,149)	(114.1)%
Total Cablevision	$149,506	$57,731	159.0%	$703,142	$584,377	20.3%

(a)                      Results for 2003 have been restated to reflect the impact of amounts that were improperly recorded in 2002 and earlier periods and certain other adjustments.

(b)                     Adjusted operating cash flow excludes restructuring charges of $0.6 million and $3.4 million in the three and six months ended June 30, 2004 and $7.9 million and $3.4 million in the three and six months ended June 30, 2003.  It also excludes stock plan expense (income) of $(0.9) million and $10.1 million in the three and six months ended June 30, 2004 and $13.2 million and $20.2 million in the three and six months ended June 30, 2003.  Adjusted operating cash flow includes long-term incentive plan expenses of $9.1 million and $22.7 million in the three and six months ended June 30, 2004 and $10.3 million and $15.8 million in the three and six months ended June 30, 2003.  The long-term incentive plan expenses are cash awards to senior executives of the company, some of which are performance based, that vest over varying periods.

(c)                      Other AOCF includes certain long-term incentive plan expenses, certain one-time senior management retirement costs, and management bonuses.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

	June 30, 2004	March 31, 2004	June 30, 2003
CABLE TELEVISION – Consumer Services

Homes Passed	4,416,505	4,407,735	4,383,600
Basic Video Customers (a)	2,951,360	2,943,870	2,966,575
Digital Video Customers	1,165,710	1,055,720	597,605
High-Speed Data Customers (b)	1,179,040	1,128,930	921,105
Voice Customers	115,050	70,815	—
Residential Telephone Customers	10,400	10,645	11,745
Total Revenue Generating Units	5,421,560	5,209,980	4,497,030
Basic Video Penetration	66.8%	66.8%	67.7%
Customer Relationships (c)	3,057,815	3,049,455	3,041,868

iO – Digital Video

Customers	1,165,710	1,055,720	597,605
Penetration of Basic Video Customers	39.5%	35.9%	20.1%

Optimum Online – High-Speed Data

Customers (b)	1,179,040	1,128,930	921,105
Penetration of Homes Passed	26.7%	25.6%	22.8%

Optimum Voice – Voice

Customers	115,050	70,815	—
Penetration of Homes Passed	2.7%	1.6%	—

Optimum Telephone – Residential

Customers	10,400	10,645	11,745

Cable Television Revenues for the three months ended (dollars in millions, except per customer data)

Video (d)	$537	$526	$491
Advertising	26	20	21
Other (e)	5	4	6
Total Video Revenues	568	550	518
High-Speed Data	144	135	99
Residential Telephone and Other	18	12	7
Total Cable Television Revenue	$730	$697	$624
Average Cable Television Revenue per Basic Video Customer	$82.60	$78.94	$70.23

LIGHTPATH – Business Services

Buildings on-net	1,700	1,670	1,580
Access Lines	145,530	135,625	138,501
Fiber Miles	120,817	119,940	114,168
Route Miles	2,360	2,334	2,250

(a)                      As a result of a bulk account analysis, the company has increased the number of basic video subscribers it is reporting as of June 30, 2003 and March 31, 2004 by approximately 2,690.

(b)                     Includes 31,000 business modem customers as of June 30, 2004, 28,100 as of March 31, 2004 and 21,100 as of June 30, 2003.

(c)                      Number of customers who receive at least one type of service without regard to which service they subscribe.  Does not include approximately 12,030 customers who subscribe only to business modem service.

(d)                     Video revenue includes analog, digital, PPV, VOD and SVOD revenue.

(e)                      Includes installation revenue, guide revenue, and other product offerings.

	Three Months Ended June 30,
	2004	2003
CAPITAL EXPENDITURES

Consumer premise equipment	$121,267	$139,892
Scalable infrastructure	14,625	14,815
Line extensions	5,588	7,439
Upgrade/rebuild	4,756	53,225
Support	12,772	12,770
Total Cable Television – Consumer Services	159,008	228,141
Commercial (Lightpath)	12,334	9,932
Total Telecommunications	171,342	238,073
Rainbow	2,599	3,703
MSG	2,501	1,611
Rainbow DBS	14,855	14,571
Other (Corporate and Theatres)	4,877	207
Total Cablevision	$196,174	$258,165

	Six Months Ended June 30,
	2004	2003
CAPITAL EXPENDITURES

Consumer premise equipment	$222,652	$240,996
Scalable infrastructure	21,141	27,196
Line extensions	10,626	11,678
Upgrade/rebuild	5,481	77,553
Support	18,061	16,684
Total Cable Television – Consumer Services	277,961	374,107
Commercial (Lightpath)	21,368	18,995
Total Telecommunications	299,329	393,102
Rainbow	5,982	4,758
MSG	3,040	2,514
Rainbow DBS	22,084	19,367
Other (Corporate and Theatres)	6,850	4,700
Total Cablevision	$337,285	$424,441

	Viewing Subscribers		Basic Subscribers
	June 30,		June 30,
	2004	2003	2004	2003
	(in thousands)
SUBSCRIBERS

AMC	75,300	73,100	82,800	80,800
WE	48,800	45,500	70,900	67,200
IFC	32,600	27,700	72,800	67,700
fuse	31,800	27,400	64,000	59,700
Consolidated Regional Sports (Florida, Ohio, Bay Area & Chicago)	15,800	15,200	17,100	16,400
Non-Consolidated Fox Sports Networks (New England)	3,700	3,600	4,200	4,100
Fox Sports Net	78,000	75,700	91,400	84,900